(n)(1)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

for

VOYA SEPARATE PORTFOLIOS TRUST

Classes of Shares
Funds	I	P	R6	SMA
Voya Emerging Markets Corporate Debt Fund	Ö	Ö	N/A	N/A
Voya Emerging Markets Hard Currency Debt Fund	Ö	Ö	N/A	N/A
Voya Emerging Markets Local Currency Debt Fund	Ö	Ö	N/A	N/A
Voya Investment Grade Credit Fund	N/A	Ö	Ö	Ö
Voya Retirement Solution 2020 Fund	Ö	N/A	N/A	N/A
Voya Retirement Solution 2025 Fund	Ö	N/A	N/A	N/A
Voya Retirement Solution 2030 Fund	Ö	N/A	N/A	N/A
Voya Retirement Solution 2035 Fund	Ö	N/A	N/A	N/A
Voya Retirement Solution 2040 Fund	Ö	N/A	N/A	N/A
Voya Retirement Solution 2045 Fund	Ö	N/A	N/A	N/A
Voya Retirement Solution 2050 Fund	Ö	N/A	N/A	N/A
Voya Retirement Solution 2055 Fund	Ö	N/A	N/A	N/A
Voya Retirement Solution Income Fund	Ö	N/A	N/A	N/A
Voya Securitized Credit Fund	N/A	Ö	N/A	N/A

Effective Date:  August 6, 2014